NEWS RELEASE

	For additional	Thomas A. H. White
FOR IMMEDIATE RELEASE	information contact:	Senior Vice President, Investor Relations
423.294.8996

Jim Sabourin
Vice President, Corporate Communications
423.294.6043

November 1, 2006

UnumProvident Corporation Reports

Third Quarter 2006 Results

Improved Operating Trends in U.S. Brokerage and Record Earnings at Colonial and Unum Limited;

Significant Measures Taken to Resolve Regulatory and Legal Issues – Increase in Claim Reassessment Reserve;

Capital Management Initiative Announced – Securitization of Claim Reserves

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the third quarter of 2006. The Company reported a net loss of $63.7 million ($0.19 per diluted common share), compared to net income of $52.6 million ($0.17 per diluted common share) for the third quarter of 2005.

Included in the results for the third quarter of 2006 is an increase in the claim reassessment reserve of $325.4 million before tax, or $211.5 million after tax ($0.62 per diluted common share), to reflect the Company’s current estimate of future obligations of benefit costs for claims reopened in the reassessment and for additional incremental direct operating expenses to conduct the claims reassessment process and $18.5 million before tax, or $12.7 million after tax ($0.04 per diluted common share), for the settlement agreement reached concerning the Company’s broker compensation practices.

Also included in the results for the third quarter of 2006 is a net realized after tax investment gain of $3.1 million ($0.01 per diluted common share), compared to a net realized after tax investment loss of $46.3 million ($0.14 per diluted common share) in the third quarter of 2005.

Income, on an after tax basis, excluding the charge related to the claim reassessment process, the broker compensation settlement agreement, and the net realized investment gains and losses, was $157.4 million ($0.46 per diluted common share) in the third quarter of 2006, compared to $135.7 million ($0.43 per diluted common share) in the third quarter of 2005, excluding the charge related to the settlement agreement with the California Department of Insurance (DOI), the gain from the sale of Unum Limited’s European branch based in the Netherlands, and an income tax benefit related to the finalization of income tax reviews of the Company’s U.K. subsidiaries. (See discussion of non-GAAP financial measures and the related reconciliation below.)

Thomas R. Watjen, president and chief executive officer, said, “This was an excellent operating quarter as evidenced by the 17 percent increase in segment operating results, excluding the costs associated with the claim reassessment process and the settlement agreement. Both our Unum Limited and Colonial segments had record earnings performance, and our group income protection line of business in U.S. Brokerage showed solid improvement. While obviously disappointed with the need to increase the claim reassessment reserve, we are committed to fulfilling our obligations under the settlements we reached with regulators. We remain on track to complete the reassessment by the end of 2007, and the additional charge recorded in the third quarter is separate and distinct from our current operational trends and does not materially impact our capital position, leverage, or liquidity. This in part reflects our strong financial position which has been further enhanced by the announcement today of the successful execution of our first-ever securitization of long duration income protection claim reserves.”

RESULTS BY SEGMENT

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

U.S. Brokerage Segment

The U.S. Brokerage segment reported an operating loss of $173.2 million in the third quarter of 2006, compared to income of $71.9 million in the third quarter of 2005. Excluding the third quarter of 2006 charge of $291.4 million for the increase in the reassessment reserves and the charge of $40.7 million for the settlement agreement with the California DOI in the third quarter of 2005, operating income for this segment was $118.2 million and $112.6 million for the third quarters of 2006 and 2005, respectively. Premium income declined 1.2 percent to $1,278.6 million in the third quarter of 2006 from $1,293.5 million in the third quarter of 2005.

Within this segment, the U.S. Brokerage group income protection line of business reported a loss of $275.0 million in the third quarter of 2006 compared to a loss of $6.2 million in the third quarter of 2005. Excluding the aforementioned charges, which for this line of business equaled $291.4 million in 2006 and $37.4 million in 2005, operating income was $16.4 million and $31.2 million in the third quarters of 2006 and 2005, respectively. The benefit ratio for this line increased to 139.4 percent in the third quarter compared to 96.8 percent in the third quarter 2005. Excluding the charges, the benefit ratio was 94.5 percent in the third quarter of 2006 compared to 95.1 percent in the second quarter of 2006 and 92.4 percent in the third quarter of 2005. The increase relative to the prior year reflects higher paid claims in both group long-term and short-term income protection, partially offset by improved claim recoveries. The decrease relative to the second quarter of this year reflects the improved claim recovery performance in the group long-term income protection line of business. Premium income in group income protection declined 1.6 percent to $615.7 million in the third quarter of 2006, compared to $626.0 million in the third quarter of 2005, due to a more disciplined approach to pricing, renewals, and risk selection. Sales of fully insured group long-term income protection products in the third quarter of 2006 declined 8.0 percent to $25.4 million, compared to $27.6 million in the year ago quarter. Sales of fully insured group short-term income protection products in the third quarter of 2006 declined 14.8 percent to $9.8 million, compared to $11.5 million in the year ago quarter. Premium persistency in the group long-term income protection line of business improved to 87.5 percent for the first nine months of 2006 compared to 84.4 percent in the first nine months of 2005. Premium persistency in the group short-term income protection line of business improved to 85.3 percent for the first nine months of 2006 compared to 79.3 percent in the first nine months of 2005.

The U.S. Brokerage segment’s group life and accidental death and dismemberment lines of business reported a 2.6 percent increase in operating income to $43.0 million in the third quarter of 2006, compared to $41.9 million in the third quarter of 2005. The increase in earnings reflects a slight improvement in the benefit ratio—attributable to a decrease in the level of claim incidence that was mostly offset by an increase in average claim size. Premium income for these lines of business declined 7.1 percent to $330.6 million in the third quarter of 2006, compared to $355.9 million in the third quarter of 2005, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the third quarter of 2006 declined 24.4 percent to $17.7 million, compared to $23.4 million in the year ago quarter. Premium persistency in the group life line of business improved to 80.3 percent for the first nine months of 2006, compared to 77.3 percent for the first nine months of 2005.

Also within this segment, the U.S. Brokerage supplemental and voluntary lines of business reported a 62.4 percent increase in operating income to $58.8 million in the third quarter of 2006, compared to $36.2 million in the third quarter of 2005. Excluding the portion of the charges related to the California DOI settlement agreement in the third quarter of 2005, the prior year operating income was $39.5 million. The improvement in earnings was driven by improved results in all three lines of business—individual income protection – recently issued, voluntary workplace benefits, and long-term care. Premium income increased 6.6 percent to $332.3 million in the third quarter of 2006, compared to $311.6 million in the third quarter of 2005. New annualized sales in the voluntary workplace benefits line of business increased 2.5 percent in the third quarter of 2006 compared to the third quarter of 2005 and sales in the individual income protection – recently issued line increased 5.2 percent and long-term care sales increased 7.7 percent compared with the year ago quarter, driven by higher sales of group long-term care coverage.

Unum Limited Segment

The Unum Limited segment reported a 31.5 percent increase in operating income to $65.5 million in the third quarter of 2006, compared to $49.8 million in the third quarter of 2005. Operating income in this segment benefited from a lower benefit ratio resulting from favorable risk experience and claims management and a lower expense ratio relative to the year ago quarter, as well as a favorable foreign currency exchange rate. Premium income for this segment increased 7.7 percent to $219.7 million in the third quarter of 2006, compared to $204.0 million in the third quarter of 2005. Sales for the quarter in this segment were up in comparison to performance in the first half of 2006. Sales of the group long-term income protection product increased slightly in the third quarter of 2006 relative to the prior year due to additional new sales to existing group policyholders and the favorable foreign currency exchange rate. Sales of group long-term income protection increased 5.3 percent in the third quarter 2006 compared to the same period in 2005. Sales of group life products decreased 6.3 percent between the third quarter 2006 and third quarter 2005. Lower sales levels were primarily attributable to low activity in the overall U.K. market due to changes in pension legislation, a decrease in large case sales due to the competitive market in the U.K. for group products, and the Company’s decision to maintain pricing discipline.

Colonial Segment

The Colonial segment reported a 24.0 percent increase in operating income to $52.1 million in the third quarter of 2006, compared to $42.0 million in the third quarter of 2005. Results in this segment in the third quarter of 2006 benefited from a lower benefit ratio resulting from continued favorable risk experience in the income protection line of business. Premium income for this segment increased 7.8 percent to $212.8 million in the third quarter of 2006, compared to $197.4 million in the third quarter of 2005, reflecting current and prior period sales growth and stable persistency. Sales in this segment increased 17.8 percent to $72.9 million in the third quarter of 2006 from $61.9 million in the third quarter of 2005. The increase was driven by the third quarter 2006 sale of two large accounts in the large case market, which is comprised of employee groups with 2,000 lives or greater; continued sales growth in the core markets, which are comprised of employee groups with less than 2,000 lives; and related to lower sales in the third quarter of 2005 because of the impact of the third quarter of 2005 hurricanes in the United States gulf coast region.

Individual Income Protection – Closed Block Segment

The Individual Income Protection – Closed Block segment reported an operating loss of $5.3 million in the third quarter of 2006, compared to a loss of $4.6 million in the third quarter of 2005. Results include the $34.0 million increase in the reassessment reserves in the third quarter of 2006 and the charge of $34.3 million for the settlement agreement with the California DOI in the third quarter of 2005. Excluding these charges, operating income in this segment was $28.7 million in the third quarter of 2006 and $29.7 million in the third quarter of 2005. Net investment income for the third quarter of 2006 was $207.0 million compared to $192.9 million in the third quarter of 2005. The interest adjusted loss ratio increased to 106.2 percent in the third quarter of 2006 compared to 93.2 percent in the third quarter of 2005. Excluding the charges, the third quarter of 2006 interest adjusted loss ratio of 93.0 percent was higher than the prior year ratio of 84.9 percent due primarily to higher claims incidence and a lower rate of claim recoveries.

Other Segment

The Other segment reported operating income of $10.6 million in the third quarter of 2006, compared to $13.6 million in the third quarter of 2005, reflecting the continued wind down of product lines that are no longer actively marketed.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, certain other corporate expenses, and the $18.5 million related to the broker compensation settlement agreement, reported a loss of $49.1 million in the third quarter of 2006, compared to a loss of $33.0 million in the third quarter of 2005. Interest expense in the third quarter 2006 was $44.2 million compared to $49.8 million in the third quarter of 2005.

OTHER INFORMATION

Revision to Claim Reassessment Reserve

Following the Company’s third quarter review of the emerging experience in the claim reassessment process implemented as a result of the settlement agreements entered into with state insurance regulators in the fourth quarter of 2004 and the settlement agreement entered into with the California DOI in the third quarter of 2005, the Company concluded that additional reassessment costs were warranted given the number of decisions being overturned and the average cost per claim. Based on this analysis, a charge of $325.4 million before tax was recognized in the third quarter of 2006. The third quarter charge is comprised of $310.4 million to reflect the Company’s revised estimate of future obligations for benefit costs for claims reopened in the reassessment and $15.0 million for additional incremental direct claim reassessment operating expenses because of the additional time now estimated to complete the process. The charge decreased before-tax operating results for the U.S. Brokerage segment group income protection line of business $291.4 million and the Individual Income Protection – Closed Block segment $34.0 million.

Broker Compensation Settlement

The Company also announced it has reached a settlement agreement with the Attorney General of the State of New York that directly resolves all issues raised by the Attorney General’s office in its review of the Company’s broker compensation practices. The review was part of a larger investigation of broker compensation practices in the insurance industry. The Company has also resolved litigation filed by the California DOI against UnumProvident and other insurers regarding disclosure practices in broker compensation.

Under the settlements announced today, the Company will be implementing a new, simpler compensation program for its employee benefits products. Additionally, the Company is expanding its disclosure of broker compensation programs, enhancing a policy that is already among the most comprehensive in the industry. The Company had previously taken a number of steps to enhance transparency by establishing, in March 2005, disclosure policies that provided customers with a means of obtaining information about the compensation paid to their brokers. The Company at that time discontinued all programs that provided loans, equity investments, contests, trips or other incentive programs to brokers.

Also as part of the settlement, the Company has agreed to a fine of $1.9 million, the establishment of a national restitution fund of $15.5 million for any customer determined to be harmed by past practices, and certain other expenses approximating $1.1 million.

Securitization Transaction Announced

The Company also announced today the completion of its first group long-term income protection claim reserve securitization transaction. The Company, through its subsidiary Tailwind Holdings, LLC, a newly formed Delaware limited liability company, issued $130.0 million of senior, secured notes in a private placement. The notes are guaranteed by MBIA Insurance Company with respect to both interest and principal repayment. The Company’s inaugural offering was also the first of its kind in the life insurance sector involving the securitization of seasoned group long-term income protection claim reserves. Goldman Sachs was the sole structuring agent.

The transaction closed on November 1, 2006 and based on MBIA’s financial guarantee, the notes will carry Aaa/AAA/AAA ratings from Moody’s Investors Service, Standard & Poor’s Rating Service and Fitch Ratings. The transaction will bolster the capital position of Unum Life Insurance Company of America, a subsidiary of UnumProvident Corporation.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution was 340,727.7 for the third quarter of 2006, compared to 314,648.1 for the third quarter of 2005.

Book Value

Book value per common share at September 30, 2006 was $22.17, compared to $24.29 at September 30, 2005. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at September 30, 2006 was $19.63 compared to $19.96 at September 30, 2005.

OUTLOOK

Commenting on the Company’s third quarter results, President and Chief Executive Officer Thomas R. Watjen stated, “Given our operating performance in the third quarter, I feel it is appropriate to raise our 2006 guidance for operating earnings per share, as adjusted to exclude certain items, to $1.73 to $1.76 from our previous guidance of $1.65 to $1.70. We continue to believe that our U.S. Brokerage group income protection benefit ratio will decline to a range of 90 percent to 92 percent by late 2007 or early 2008 and that our target benefit ratio, in the 87 percent to 88 percent, will be achievable over a longer timeframe. We intend to discuss our long-term expectations for all of our business segments at our upcoming investor meeting in New York on November 8th, but our initial guidance for 2007 operating earnings per share is $1.83 to $1.87 resulting from 12 percent growth in before tax operating income, offset somewhat by the dilution from the conversion in May 2007 of the ACEs securities.”

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain on cash flow hedges, which also tend to fluctuate dependent on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

UnumProvident Corporation senior management will host a conference call on Thursday, November 2 at 9:00 a.m. (EST) to discuss the results of operations for the third quarter and will include forward-looking information, such as guidance on future results and trends in operations, as well as other material information. The dial-in number is (800) 289-0572 for U.S. and Canada. For International, the dial-in number is (913) 981-5543. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. It is recommended that webcast viewers access the “Investor and Shareholder” section of our website and opt-in to the webcast fifteen minutes prior to the start of the call. A replay of the call will be available by telephone and on our website through Thursday, November 9. In addition, the Company’s Statistical Supplement for the third quarter of 2006 is available on the Company’s website.

ABOUT UNUMPROVIDENT

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $6.0 billion in total benefits to customers in 2005. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs approximately 11,300 people worldwide. For more information, visit www.unumprovident.com.

SAFE HARBOR STATEMENT

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, such as our earnings per share guidance and our U.S. Brokerage group income protection benefit ratio guidance, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequently filed Form 10-Qs. The forward-looking statements in this press release are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

###

DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Operating Revenue by Segment	$2,658.2	$2,615.3	$7,975.4	$7,781.6
Net Realized Investment Gain (Loss)	4.8	(71.4)	1.5	(9.1)

Total Revenue	$2,663.0	$2,543.9	$7,976.9	$7,772.5

Operating Income (Loss) by Segment	$(99.4)	$139.7	$207.8	$524.8
Net Realized Investment Gain (Loss)	4.8	(71.4)	1.5	(9.1)
Income Tax (Benefit)	(30.9)	15.7	74.4	139.6

Net Income (Loss)	$(63.7)	$52.6	$134.9	$376.1

PER SHARE INFORMATION
Net Income (Loss) Per Common Share
Basic	$(0.19)	$0.18	$0.42	$1.27
Assuming Dilution	$(0.19)	$0.17	$0.41	$1.21

Weighted Average Common Shares—Basic (000s)	340,727.7	295,767.2	319,209.4	295,628.6
Weighted Average Common Shares—Assuming Dilution (000s)	340,727.7	314,648.1	331,312.5	310,459.4

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30
	2006		2005
	(in millions)	Per Share *	(in millions)	Per Share *
After-tax Operating Income Excluding Net Realized Investment Gain (Loss), Regulatory Reassessment Charge, Broker Compensation Settlement, California Settlement Agreement and Related Matters, U.K. Income Tax Benefit, and Gain on Sale of Netherlands Branch	$157.4	$0.46	$135.7	$0.43
Regulatory Reassessment Charge, Net of Tax	(211.5)	(0.62)	—	—
Broker Compensation Settlement, Net of Tax	(12.7)	(0.04)	—	—
California Settlement Agreement and Related Matters, Net of Tax	—	—	(51.6)	(0.16)
U.K. Income Tax Benefit	—	—	10.8	0.03
Gain on Sale of Netherlands Branch, Net of Tax	—	—	4.0	0.01

After-tax Operating Income (Loss) Excluding Net Realized Investment Gain (Loss)	(66.8)	(0.20)	98.9	0.31
Net Realized Investment Gain (Loss)	4.8	0.01	(71.4)	(0.22)
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	(1.7)	—	25.1	0.08

Net Income (Loss)	$(63.7)	$(0.19)	$52.6	$0.17

	Three Months Ended September 30, 2006
	As Reported	Regulatory Reassessment Charge	Broker Compensation Settlement	As Adjusted
	(in millions)
Operating Income (Loss) by Segment Before Income Tax and Net Realized Investment Gain (Loss)
U.S. Brokerage
Group Income Protection	$(275.0)	$291.4	$—	$16.4
Group Life and Accidental Death and Dismemberment	43.0	—	—	43.0
Supplemental and Voluntary	58.8	—	—	58.8

Total U.S. Brokerage	(173.2)	291.4	—	118.2
Unum Limited	65.5	—	—	65.5
Colonial	52.1	—	—	52.1
Individual Income Protection—Closed Block	(5.3)	34.0	—	28.7
Other	10.6	—	—	10.6
Corporate	(49.1)	—	18.5	(30.6)

Operating Income (Loss) by Segment	$(99.4)	$325.4	$18.5	$244.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES—Continued

	Three Months Ended September 30, 2005
	As Reported	California Settlement Agreement	Gain on Sale of Netherlands Branch	As Adjusted	3rd Quarter 2006/2005 % Change
	(in millions)
Operating Income (Loss) by Segment Before Income Tax and Net Realized Investment Gain (Loss)
U.S. Brokerage
Group Income Protection	$(6.2)	$37.4	$—	$31.2
Group Life and Accidental Death and Dismemberment	41.9	—	—	41.9
Supplemental and Voluntary	36.2	3.3	—	39.5

Total U.S. Brokerage	71.9	40.7	—	112.6
Unum Limited	49.8	—	(5.7)	44.1
Colonial	42.0	—	—	42.0
Individual Income Protection – Closed Block	(4.6)	34.3	—	29.7
Other	13.6	—	—	13.6
Corporate	(33.0)	—	—	(33.0)

Operating Income by Segment	$139.7	$75.0	$(5.7)	$209.0	17.0%

	Three Months Ended September 30
	2006		2005
	(in millions)	Benefit Ratio**	(in millions)	Benefit Ratio**
U.S. Brokerage Group Income Protection
Premium Income	$615.7		$626.0
Benefits and Change in Reserves for Future Benefits	858.4	139.4%	606.0	96.8%
Regulatory Reassessment Charge	276.4		—
California Settlement Agreement and Related Matters	—		27.3
Benefits and Change in Reserves for Future Benefits, Excluding Regulatory Reassessment Charge and California Settlement Agreement and Related Matters	582.0	94.5%	578.7	92.4%

	As of September 30
	2006		2005
	(in millions)	Per Share	(in millions)	Per Share
Book Value
Total Stockholders’ Equity	$7,594.4	$22.17	$7,237.7	$24.29
Exclude Net Unrealized Gain on Securities	687.9	2.01	1,005.2	3.37
Exclude Net Gain on Cash Flow Hedges	181.1	0.53	285.0	0.96

As Adjusted	$6,725.4	$19.63	$5,947.5	$19.96

	Outlook Range
	Twelve Months Ended December 31, 2006
	(in millions)	Per Share ***	(in millions)	Per Share ***
After-tax Operating Income Excluding Net Realized Investment Gain, Regulatory Reassessment Charge, Broker Compensation Settlement, and Cost Related to Early Retirement of Debt	$578.0	$1.73	$591.0	$1.76
Regulatory Reassessment Charge, Net of Tax	(267.4)	(0.80)	(267.4)	(0.80)
Broker Compensation Settlement, Net of Tax	(12.7)	(0.04)	(12.7)	(0.04)
Cost Related to Early Retirement of Debt, Net of Tax	(15.0)	(0.04)	(15.0)	(0.04)

After-tax Operating Income Excluding Net Realized Investment Gain	282.9	0.85	295.9	0.88
Net Realized Investment Gain	1.5	—	1.5	—
Income Tax Expense on Net Realized Investment Gain	(0.5)	—	(0.5)	—

Net Income	$283.9	$0.85	$296.9	$0.88

*	Assuming Dilution
**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income
***	Assuming Dilution – Forecasted Weighted Average Shares of 335.0 million

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